Exhibit 8.1

LIST OF SUBSIDIARIES OF CRUCELL N.V.

List of consolidated companies

The Company’s most significant subsidiaries as of December 31, 2009 were:

Name	Legal seat ownership	Country	2009 ownership	2008 ownership	2007 ownership
Crucell Holland B.V.	Leiden	Netherlands	100%	100%	100%
U-BiSys B.V.	Utrecht	Netherlands	100%	100%	100%
ChromaGenics B.V.	Amsterdam	Netherlands	100%	100%	100%
Crucell Switzerland AG (prior: Berna Biotech AG)	Bern	Switzerland	100%	100%	100%
Crucell Spain SA (prior: Berna Biotech España SA)	Madrid	Spain	100%	100%	100%
Crucell Italy Srl (prior: Berna Biotech Italia Srl)	Milano	Italy	100%	100%	100%
Etna Biotech Srl	Catania	Italy	—	—	100%
BernaRhein B.V.	Leiden	Netherlands	100%	100%	100%
Crucell UK Ltd.	Shipley, Bradford	United Kingdom	100%	—	—
Berna Biotech Korea corp.	Seoul	Korea	100%	100%	100%
Crucell Holding Inc.	Wilmington, DE	United States	100%	100%	100%
Crucell Vaccines Inc.	Wilmington, DE	United States	100%	100%	100%
Crucell Biologics Inc.	Wilmington, DE	United States	100%	100%	100%
SBL Vaccin Holding AB	Stockholm	Sweden	—	—	100%
Crucell Sweden AB (prior: SBL Vaccin AB)	Stockholm	Sweden	100%	100%	100%
Vitec AB	Stockholm	Sweden	—	—	100%